Exhibit 10.4

EMPLOYMENT AND SERVICE AGREEMENT

This Employment and Service Agreement (“Agreement”) is effective April 1, 2004, between and among Raining Data Corporation, including its UK subsidiary, RAINING DATA UK, LTD., and its successors in interest (collectively referred to as “Raining Data Corporation” or the “Company”) whose registered office is located at Mitford House, Benhall, Saxmindham, Suffolk, UK IP17 1JS and Gwyneth Margaret Gibbs, an employee of Raining Data UK, LTD, whose address is Church Farm House, Church Road, Blaxhall, Woodbridge, Suffolk, UK IP12 2DH.

NOW IT IS HEREBY AGREED AS FOLLOWS:

1.              TERM OF EMPLOYMENT.  With effect from April 1, 2004 the Company shall employ the Employee and the Employee shall serve the Company. The Agreement will continue to until either party gives written notice of intent to terminate in accordance with the terms of this Agreement.

2.             DUTIES AND RESPONSIBILITES.   During the term of employment the Employee’s role will include, but is not limited to:

•             Manage and oversee the European Operations as directed by the Company

•             Oversee the day to day operations of Mitford House

•             Oversee and direct the sales, marketing, engineering and corporate operations as directed by the Company, its management and directors

(a) During Employee’s employment hereunder, the Employee shall devote the whole of Employee’s time and attention during business hours to the business of the Company and shall use Employee’s best endeavors at all times to promote the interest and welfare of the Company.

(b) The Employee shall exercise and perform such powers and duties as the Company shall from time to time delegate to Employee.

(c) The Employee shall conform to such hours of work as may be required for the proper performance of Employee’s duties and shall not be entitled to receive any additional remuneration for work performed outside Employee’s normal business hours.

3.             RENUMERATION.  The Company shall, during the continuance of the agreement, pay to the employee by way of remuneration:

(a) A basic salary of Pound Sterling £125,000 per annum which shall be payable pro rata in arrears on the last day of each calendar month by equal monthly installments.

(b) Reimbursement for all expenses reasonably and properly incurred by the Employee in or about the discharge of Employee’s duties

(c) Company makes no promise or representation that Employee will receive any salary increases. Company shall review Employee’s salary on an annual basis.

Any increases to the salary as stated in Section 3 (a) above shall be at the sole discretion of the Company, and the provisions of the Agreement shall continue to apply as varied.

4.             MEDICAL AND HEALTH BENEFITS.  The Company shall provide the Employee with private medical and permanent health insurance in a category and at a cost considered appropriate by Company for the Employee during this Agreement.

5.             HOLIDAYS.  The Employee shall be entitled to twenty-five (25) working days’ holiday in each holiday year in addition to the statutory public and bank holidays. Such holidays other than public and bank holidays will be taken within the period of twelve months starting on the 1st April in each year (“the holiday year”) at such times as are agreed with the Board of Directors of the Company and shall accrue from month to month. No more than five (5) days holidays may be carried forward and no payment will be made in respect of holidays which have not been taken by the expiry of the holiday year.

6.             ABSENCE.  If the Employee is absent from Employee’s duties as a result of sickness or injury Employee will be entitled to payment of Employee’s basic salary under Section 3 (a) hereof (except to the extent to which Employee receives any social security or other insurance benefits as a result of such absence) for a period, (whether consecutive or in aggregate) of no more than six months in any period of twelve months and shall thereafter only be entitled to payment of basic salary at the discretion of the Company. The Employee shall furnish to the Company satisfactory evidence of such incapacity and the cause thereof and any payments hereunder shall be counted towards any statutory sick pay payable by the Company under the Statutory Sick Pay Act 1994 and the Social Security Contributions and Benefits Act 1992. The qualifying days for the purposes of the Acts are Monday to Friday inclusive.

7.                                       CONFIDENTIALITY AND NON-COMPETITION.

(a) The Employee shall not during the continuance of the Agreement or at anytime after its determination disclose to any persons whatsoever and shall use Employee’s best endeavors to prevent the publication or disclosure of any of the secrets confidential knowledge business data or processed or any financial or trading information relating to the Company or any of its subsidiaries or associated companies or its or their customers which may come into Employee’s knowledge during or in the course of Employee’s employment hereunder.

(b) All documents lists and other materials excluding director materials coming into the possession of the Employee shall be the property of the Company and the Employee shall hand over all or any of them to the Company on demand and in any event upon the termination of the Agreement for whatever cause.

(c) Upon termination of the Agreement for any cause, the Employee shall not without written consent of the Company, for a period of two years from such termination be either directly or indirectly in any capacity engaged employed or associated with any person firm or Company engaged in any work or process or research similar to that to which the Employee has been employed by the Company or with which Employee’s work for the Company has made Employee familiar providing always that this sub-clause shall not apply if the Agreement is terminated under the provisions of Section 9 hereof.

(d) The Employee further covenants that during such period Employee will not solicit or approach any firm person or Company who was a customer of the Company during the period of two years prior to termination of the Agreement with a view to obtaining business or employment nor will Employee approach any person employed by the Company during such period prior to termination with a view to terminating the relationship of that employee with the Company during the said period.

(e) The restrictions in this Section 7 are separate and severable restrictions and are considered by the parties to be reasonable in all the circumstances.  It is agreed that if any such restrictions by themselves, or taken together, shall be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Company but would be adjudged reasonable if part or parts of the wording were deleted, or the length or the geographical coverage of the restrictions reduced, the relevant restriction or restrictions shall apply with such deletion(s) or reduction(s) as may be necessary to make it or them valid and effective.

8.             TERMINATION FOR CAUSE.  The Company shall be entitled to terminate this Agreement forthwith without any notice or payment in lieu of notice and the Employee shall not be entitled to any payment compensation or damages by reason of such termination if:

(a) The Employee breaks any terms of this Agreement

(b) The Employee neglects, omits or refuses to discharge the duties hereunder or to comply with any lawful instruction given to Employee by the Board

(c) The Employee is guilty of gross misconduct or is convicted of any criminal offense involving dishonesty

(d) The Employee is declared bankrupt or a receiving order is made against Employee or Employee makes or attempts to make any composition with Employee’s creditors

(e) For a period of 180 working days (whether consecutive or in aggregate) in any period of one year the Employee has been absent from Employee’s duties as a result of sickness or injury whether mental or physical

(f) The fixed term of this Agreement, as set out in Section 1, expires and Company had not previously agreed to a renewal of the Agreement.

9.             TERMINATION BY COMPANY.  The Company can terminate this Agreement for any other reason by giving to the Employee three (3) months notice in writing or payment in lieu of notice.  In addition the Company may require the Employee to retire from employment at the age of 65.

10.           TERMINATION BY EMPLOYEE.  The Employee may terminate this Agreement at any time by providing three (3) months written notice to the Company.

11.            EMPLOYMENT RIGHTS.  For the purposes of the Employment Rights Act 1996 the Employee is hereby given written notice of the following matters:

(a) There is a pension scheme in existence in which the Employee is entitled to participate by virtue of Employee’s employment hereunder full particulars of which are set out in a booklet which has been given to the Employee (or which may be read during normal working hours on application to the Company Secretary)

(b) The Employee has been continuously employed by the Company since October 17, 1994.

(c) The disciplinary rules, which apply to the Employee by virtue of Employee’s employment hereunder, are specified in Appendix 1 to this Agreement.

(d) The grievance procedure, which applies to the Employee by virtue of Employee’s employment hereunder, are specified in a Appendix 2 to this Agreement.

(e) Notwithstanding what is stated in Appendix 1 or 2,theEmployee should refer in writing any grievance about Employee’s employment hereunder or any disciplinary decision relating to the Employee, to any member of the Raining Data Corporation Board and the reference will be dealt with by discussion and a majority of those present at the relevant Board meeting at which the grievance is discussed.

(f) The Employee’s normal place of work will be within twenty miles of the Company’s present headquarters at Mitford House, Benhall, Saxmundham, Suffolk, UK.  However, from time to time the Employee may be required to travel within and outside the UK for business reasons.  Required travel may be worldwide in nature.

12.           NOTICES.  Notices given in pursuance of this agreement shall be in writing and if to be given to the Company delivered or dispatched by registered or recorded delivery post to its registered office and if to be given to the Employee handed to other or sent to Employee’s last known residential address in Britain by registered or recorded delivery post. A notice dispatched by post is deemed to be given three days’ after dispatch.

13.           PREVIOUS CONTRACTS. The contractual terms in this Agreement shall be in substitution for all or any existing contracts of employment entered into between Employee and the Company which cease to have effect on the date Employee signs this Agreement as set out below.

AS WITNESS THE HANDS OF THE EMPLOYEE AND AN AUTHORIZED EMPLOYEE ON BEHALF OF THE COMPANY THE DAY AND YEAR FIRST BEFORE WRITTEN

On behalf of Raining Data Corporation:

/s/ Brian C. Bezdek	/s/ Gwyneth M. Gibbs
Name & Title	Gwyneth M. Gibbs

May 13, 2004	May 12, 2004
Date	Date